Exhibit 1
FORM 51-102F3
MATERIAL CHANGE REPORT
1.	Name and Address of Company

Agrium Inc. (“Agrium”) 13131 Lake Fraser Drive S.E. Calgary, Alberta T2J 7E8

Certain statements in this report constitute forward-looking statements. Readers should refer to the cautionary statement concerning forward-looking statements that appears at the end of this report.

2.	Date of Material Change

August 19, 2010

3.	News Release

A news release disclosing the material change was issued through the facilities of Marketwire Canada on August 19, 2010.

4.	Summary of Material Change

All amounts are stated in AUD (A$) unless stated otherwise.

Agrium has entered into a definitive agreement (the “Agreement”) with AWB Limited (“AWB”) to acquire all of the shares of AWB at a price of A$1.50 per share for total cash consideration of approximately A$1.238-billion (approximately US$1.1-billion). AWB was formed in 1939 as the Australian Wheat Board and was Australia’s statutory grain marketing authority for over 60 years. Its operations are conducted through two main divisions: Landmark Rural Services and Commodity Management.

5.	Full Description of Material Change

All amounts are stated in AUD (A$) unless stated otherwise.

Agrium has entered into the Agreement with AWB to acquire all of the shares of AWB at a price of A$1.50 per share for total cash consideration of approximately A$1.238-billion. The acquisition will be effected pursuant to a Scheme of Arrangement under Australia law.

AWB

AWB was formed in 1939 as the Australian Wheat Board and was Australia’s statutory grain marketing authority for over 60 years. Operations are conducted through two main divisions: Landmark Rural Services and Commodity Management. Landmark Rural Services is Australia’s largest distributor of merchandise and fertilizer, with over 400 locations across Australia and New Zealand providing a diverse range of rural services including rural merchandise, crop chemicals, fertilizer, livestock, wool marketing, agronomy services and real estate agency services. The division includes fifty percent ownership interests in Hi-Fert, a wholesale fertilizer distribution company currently held for sale, Australian Wool Handlers and RD1, a New Zealand farm supply company. Following the sale of Landmark Financial Services’ loan and deposit books announced in December 2009, Landmark Rural Services also includes the remainder of the finance businesses (including insurance, wealth management and equipment finance). AWB’s Commodity Management business activities include grain merchandising, pool management services, storage and handling and trade finance. Grain marketing, pool management and logistics in Australia fall under Australian Commodity Management, while activities conducted internationally through AWB Geneva and AWB India fall under International Commodity Management. AWB is a company listed on the Australian Securities Exchange.
The acquisition continues Agrium’s strategy of growing its retail business. Agrium sees significant potential to enhance the product and service offerings to the Australian and New Zealand grower, particularly through AWB’s retail Landmark Rural Services division, by utilizing Agrium’s international fertilizer and crop protection sourcing capabilities, while supporting further growth within each division of AWB.

It is anticipated that the acquisition of AWB will be accretive to Agrium’s earnings in the first year. Agrium believes that it will be able to generate synergies of A$40-million or more on an annual basis, with limited synergies realized in the first year, the majority in 2012 and the full amount obtained in 2013 and thereafter. This is expected to be achieved primarily through improved margins within the Landmark retail division, largely through enhanced purchasing efficiencies, expansion in product offerings and other improvements, as well as some reduction in expenses. Agrium will primarily use cash on hand to fund the acquisition, and if required can access its unused lines of credit which are in excess of US$1-billion.

Scheme of Arrangement

Under the terms of the Agreement and Australia law, AWB will commence the Scheme of Arrangement process pursuant to which Agrium will purchase all of the outstanding shares and performance rights of AWB for A$1.50 per share in cash for approximately A$1.238-billion. The Agreement is subject to the conditions precedent typically included in transactions of this type.

On August 24, 2010, Agrium and AWB announced that the AWB Board of Directors had recommended Agrium’s proposed acquisition, which recommendation was a pre-condition to proceeding with the Scheme of Arrangement. The AWB Board recommendation is subject to no superior proposal being received by AWB and confirmation from the Independent Expert that the Scheme is in the best interests of shareholders.

The Agreement permits AWB to pay a dividend of up to A$0.20 cents per share, fully franked, subject to obtaining a favorable Australian Taxation Office ruling, which will be funded by a loan from Agrium. The price payable for the purchase of the AWB shares would be reduced by the cash amount of any dividend paid.

It is anticipated that the Scheme of Arrangement documentation will be mailed to AWB shareholders in early October and that the shareholder meetings to approve the purchase will be held in the first half of November 2010.

A copy of the Agreement can be accessed under Agrium’s profile on SEDAR at www.sedar.com.

Forward-Looking Statements

Certain statements and other information included in this report constitute “forward looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this report, other than those relating to historical information or current condition, are forward-looking statements, including, but not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, including with respect to future operations following the proposed acquisition of AWB. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, a potential for AWB to change its recommendation as a result of receiving a superior proposal from others, the rejection of the transaction by the AWB shareholders, or the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner or will be obtained on conditions that may require divestiture of assets expected to be acquired, the businesses of Agrium and AWB, or any other recent business acquisitions, may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and costs savings from the Agrium/AWB transaction may not be fully realized or not realized within the expected time frame, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, general business and economic conditions, interest rates, exchange rates and tax rates, weather conditions, crop prices, the supply, demand and price level for our major products, gas prices and gas availability, operating rates and production costs, domestic fertilizer consumption and any changes in government policy in key agriculture markets, including the application of price controls and tariffs on fertilizers and the availability of subsidies or changes in their amounts, changes in development plans, construction progress, political risks, including civil unrest, actions by armed groups or conflict, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof and other risk factors detailed from time to time in Agrium reports filed with the SEC.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this report as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.
6.	Reliance on subsection 7.1(2) or (3) of National instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8	Executive Officer

Bruce G. Waterman, Senior Vice President, Finance & Chief Financial Officer may be reached at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, or by phone at (403) 225-7000.

9.	Date of Report

August 30, 2010.